Exhibit 10.1

Amendment to the EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the "Amendment") is entered into as of March 31, 2025 (the “Effective Date of the Amendment”), by and between Steve Forte (the "Executive") and Repare Therapeutics Inc. (the "Company").

Whereas the Company and the Executive entered into an employment agreement dated June 12, 2020 (the "Employment Agreement");

WHEREAS the Company wishes to promote the Executive to Chief Executive Officer of the Company and to amend the Employment Agreement in accordance with Section 17 of the Employment Agreement, subject to the terms and conditions provided herein;

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.
The preamble forms part of this Amendment.
2.
This Amendment is intended to supplement, and is to be read in conjunction with the Employment Agreement. Except as specifically amended in this Amendment, the Employment Agreement, as well as its terms and conditions, shall remain in full force and effect. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement. Notwithstanding the aforesaid, in the event of any conflict between any other documents, plans or other agreement on the one hand and the terms of this Amendment, then the terms of this Amendment shall govern.
3.
Section 2.1 of the Employment Agreement shall hereby be deleted and replaced with the following:

2.1 During the Term, the Executive will serve as the Chief Executive Officer and continue to serve as Chief Financial Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). The Executive will have such duties, authority and responsibility as determined from time to time by the Board and as are reasonably consistent with the Executive’s positions.

4.
The Base Salary in Section 4.1 of the Employment Agreement shall be amended to read $615,000 instead of $395,000.
5.
Section 4.2 of the Employment Agreement shall hereby be deleted and replaced with the following:

4.2 Bonus.

(a) For each calendar year of the Term, the Executive will have a target bonus opportunity equal to 55% of the Base Salary (the “Target Bonus”). The Executive’s actual annual bonus (the “Annual Bonus”) may be greater or less than the Target Bonus. The Annual Bonus will be based on achievement of one or more Company and/or individual performance goals established by the Compensation Committee in its discretion and actual payout of the Annual Bonus will be determined by the Compensation Committee in its discretion based on achievement of the applicable performance goals for the relevant year. Except as otherwise provided in this Agreement, to qualify for the Annual Bonus in respect of any calendar year, the Executive must remain continuously employed with the Company through February 15th of the following calendar year. Any Annual Bonus payment will be paid by March 15th of the calendar year next following the year to which it relates.

(b) The Executive will receive a cash bonus opportunity in connection with the completion of a Change in Control or other restructuring transaction (the “Deal Bonus”). The Executive and the Company shall negotiate in good faith the amount and the other terms and conditions of the Deal Bonus to be established by the Compensation Committee in its discretion, and such amount and the other terms and conditions of the Deal Bonus shall be memorialized by no later than execution of a definitive agreement for such Change in Control or other restructuring transaction (the “Deal Execution Date”), and the Deal Bonus would be payable upon closing thereof (the “Deal Closing Date”). To qualify for the Deal Bonus, the Executive must remain continuously employed with the Company until the Deal Execution Date. If the Executive remains continuously employed with the Company until the Deal Execution Date, the Executive shall be entitled to receive the Deal Bonus on the Deal Closing Date even if the Executive’s employment is terminated prior to the Deal Closing Date (unless the Executive’s employment has been terminated by the Company for Cause).

6.
The following Section shall be added to the Employment Agreement as Section 4.3.1:

The Company’s board of directors has approved by resolution that the Company will grant to the Executive, on the date that is the second full trading day following the Effective Date, stock options pursuant to the Repare Therapeutics Inc. 2020 Equity Incentive Plan (“EIP”) to acquire 500,000 common shares of the Company at the Fair Market Value (as defined in the EIP) as of the date of grant. The terms and conditions of the Executive’s stock options, including with respect to vesting conditions, will be set forth in an option agreement to be entered into between the Executive and the Company and governed by the EIP.

7.
The following paragraph shall be added to Section 4.6 of the Employment Agreement:

The Company shall reimburse the Executive the legal fees incurred in connection with entering into the present Amendment, up to a maximum of $5,000, payable upon the Executive’s presentation of valid receipts, expense statement or other supporting documentation for such expenses as the Company may reasonably require.

8.
Subsections 5.3 (a) and (b) of the Employment Agreement shall be amended to read a duration of 12 months instead of 7 months.
9.
Section 5.3 (c) of the Employment Agreement shall hereby be deleted and replaced with the following:

(c) notwithstanding anything to the contrary in any applicable option agreement, all stock options and RSUs that are subject to a time-based vesting schedule that are held by the Executive which would have vested if the Executive had remained employed for an additional 12 months following the Termination Date shall vest and become exercisable effective as of the Termination Date and shall remain exercisable until the earlier of (i) the expiration of the term of such stock options and (ii) and 12 months following the Termination Date.

10.
The following paragraph shall be added to the Employment Agreement as subsection 5.3 (d):

(d) an Annual Bonus paid at the Target Bonus level for the calendar year in which the Executive’s employment is terminated, pro-rated for the period from the beginning of the calendar year up to the Termination Date ((a) through (d) collectively, the “Severance Benefits”).

11.
Section 5.7 of the Employment Agreement shall hereby be deleted and replaced by the following:

5.7 Change in Control Termination. Notwithstanding any other provision contained herein, if a Change in Control occurs, or if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), within 90 days prior to the execution of a definitive agreement for such Change in Control, the Executive shall be entitled to receive the Accrued Obligations and any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Change in Control occurs or the Executive’s employment terminates, as the case may be, and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 and his execution of a Release, and such Release becoming effective, the Executive will be entitled to receive:

(a)
an amount equal to 1.5 times the sum of (i) the Executive’s Base Salary in effect upon a Change in Control or on the Termination Date, as the case may be and (ii) the higher of the Executive’s Target Bonus in effect for the year in which the Change in Control or the Termination Date occurs or the Executive’s Annual Bonus received for the preceding calendar year, payable in a lump sum on the first payroll period following the date the Release becomes effective,
(b)
continued participation in the Company’s group insurance plans or substantially comparable plans of purchaser, as the case may be (except for short-term and long-term disability which shall cease on the Termination Date, if applicable) and Employee Benefits described in Section 4.4, in each case for 18 months, subject to the terms and conditions of the applicable plan and approval of the insurance carrier,
(c)
notwithstanding anything to the contrary in any applicable option or grant agreement, all stock options or RSUs that are subject to a time-based vesting schedule held by the Executive shall vest and become exercisable (or settle) effective as of the Change in Control, and shall, with respect to options, remain exercisable until the earlier of (i) the expiration of the term of such stock options and (ii) 15 months following the Change in Control (provided that, if the Executive is subject to a lock-up period in connection with the Change in Control that has not yet expired, the 15 month period shall be extended day for day for the period of such lock-up), and
(d)
an Annual Bonus paid at the Target Bonus level for the calendar year in which the Change in Control or the Termination Date occurs, as the case may be, pro-rated up to the effective date of the Change in Control or the Termination Date, as the case may be.

For purposes of the Employment Agreement, “Change in Control” has the meaning ascribed to such term in the EIP.

12.
As applicable, the Employment Agreement shall be interpreted and adapted to reflect the amendments made hereunder.
13.
This Amendment shall supersede any prior agreements between the parties relating to the subject matter thereof.
14.
This Amendment shall be governed by and interpreted and construed in accordance with the laws of the Province of Quebec as well as the laws of Canada applicable therein.
15.
The parties hereto agree that by signing this Amendment, they acknowledge and agree that the terms and conditions have been negotiated, and that they expressly requested and are satisfied that this Amendment be drawn up only in English. Les parties aux présentes conviennent qu'en signant le présent Amendement, ils reconnaissent et conviennent que les termes et conditions ont été négociés, et qu'ils ont requis expressément et sont satisfaits que le présent Amendement soit rédigé en anglais seulement.

[Signature page follows]

In witness whereof, the Amendment has been executed by the parties hereto on the date provided herein.

STEVE FORTE		REPARE THERAPEUTICS INC.
/s/ Steve Forte		/s/ Thomas Civik
	By: Title:	Thomas Civik Chairman of the Board